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                                                      1940 Act File No. 811-8216

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            /X/
                                 Amendment No. 2

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                   RCM STRATEGIC GLOBAL GOVERNMENT FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

                             Four Embarcadero Center
                      San Francisco, California 94111-4189

                    (Address of Principal Executive Offices)

                                  (415)954-5400
              (Registrant's Telephone Number, Including Area Code)

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                               Robert J. Goldstein
                   RCM Strategic Global Government Fund, Inc.
                             Four Embarcadero Center
                      San Francisco, California 94111-4189

                     (Name and Address of Agent for Service)



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                                     PART A

ITEM 9.1.c        Portfolio Management

The following replaces the portfolio management information found under the section entitled "Investment Manager" beginning on page 31 of the Prospectus dated February 17, 1994:

The Fixed-Income Team of the Investment Manager is primarily responsible for the day-to-day management of the Fund's portfolio. This team manages the Fund on a joint basis, and no individual is separately responsible for the management of the Fund.

ITEM 10.1.e       Dividend Reinvestment Plan

The following replaces the information found under the section entitled "Dividend Reinvestment Plan" beginning on page 34 of the Prospectus dated February 17, 1994:

         Under the Fund's Dividend Reinvestment Plan (the "Plan"), a stockholder whose shares of Common Stock are registered in his own name will have all distributions from the Fund reinvested automatically by State Street Bank and Trust Company (the "Plan Agent") as agent under the Plan, unless the stockholder elects to receive cash. Distributions with respect to shares registered in the name of a broker-dealer or other nominee (that is, "street name") will be reinvested by the broker or nominee in additional shares under the Plan, unless that service is not provided by the broker or nominee or the stockholder elects to receive distributions in cash. Investors who own Common Stock registered in street name should consult their broker-dealers for details regarding reinvestment. All distributions to Fund stockholders who do not participate in the Plan will be paid by check mailed directly to the record holder by or under the direction of State Street Bank and Trust Company as dividend-paying agent.

         If the Fund declares a dividend or capital gains distribution payable either in shares of Common Stock or in cash, stockholders who are not Plan participants will receive cash, and Plan participants will receive the equivalent amount in shares of Common Stock. When the market price of the Common Stock is equal to or exceeds the net asset value per share of the Common Stock on the Valuation Date (as defined below), Plan participants will be issued shares of Common Stock valued at the net asset value most recently determined as described in the Statement of Additional Information under "Net Asset Value" or, if net asset value is less than 95% of the then current market price of the Common Stock, then at 95% of the market value. The Valuation Date is the dividend or capital gains distribution payment date or, if that date is not a NYSE trading day, the immediately preceding trading day.

         If the market price of the Common Stock is less than the net asset value of the Common Stock, or if the Fund declares a dividend or capital gains distribution payable only in cash, a broker-dealer not affiliated with the Fund's underwriter, as purchasing agent for Plan participants (the "Purchasing Agent"), will buy Common Stock in the open market, on the NYSE or elsewhere, for the participant's accounts. If, following the commencement of the purchases and before the Purchasing Agent has completed its purchases, the market price exceeds the net asset value of the Common Stock, the average per share purchase price paid by the Purchasing Agent may exceed the net asset value per share of the Common Stock, resulting in the acquisition of fewer shares than if the dividend or capital gains distribution had been paid in Common Stock issued by the Fund at net asset value. Additionally, if the market price exceeds the net asset value of shares before the Purchasing
Agent has completed its purchases, the Purchasing Agent is permitted to cease purchasing shares and the Fund may issue the remaining shares at a price equal to the greater of (a) net asset value or (b) 95% of the then current market price. In a case where the Purchasing Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by the participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares. The Plan Agent will apply all cash received as a dividend or capital gains distribution to purchase Common Stock on the open market as soon as practicable after the payment date of the dividend or capital gains distribution, but in no event later than 30 days after that date, except when necessary to comply with applicable provisions of the federal securities laws.

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         The Plan Agent will maintain all stockholder accounts in the Plan and will furnish written confirmations of all transactions in each account, including information needed by a stockholder for personal and tax records. The automatic reinvestment of dividends and capital gains will not relieve Plan participants of any income tax that may be payable on the dividends or capital gains distributions. Common Stock in the account of each Plan participant will be held by the Plan Agent on behalf of the Plan participant, and each stockholder's proxy will include those shares purchased pursuant to the Plan.

         Plan participants are subject to no charge for reinvesting dividends and capital gains distributions. The Plan Agent's fees for handling the reinvestment of dividends and capital gains distributions will be paid by the Fund. No brokerage charges apply with respect to shares of Common Stock issued directly by the Fund as a result of dividends or capital gains distributions payable either in Common Stock or in cash. Each Plan participant will, however, bear a proportionate share of brokerage commissions incurred with respect to open market purchases made in connection with the reinvestment of dividends or capital gains distributions.

         Plan participants may terminate their participation in the Plan by giving written notice to the Plan Agent; provided that any such notice received by the Plan Agent less than ten days before the record date for any dividend shall not be effective with respect to such dividend or distribution. The Fund reserves the right to amend or terminate the Plan as applied to any dividend or capital gains distribution paid subsequent to written notice of the change sent to participants at least 30 days before the record date for the dividend or capital gains distribution. The Plan also may be amended or terminated by the Plan Agent, with the Fund's prior written consent, on at least 30 days' written notice to Plan participants. Upon any termination, the Plan Agent will cause to be delivered to each participant a certificate or certificates for the appropriate number of full and fractional shares and a cash adjustment for any fractional share (valued at the market value of the shares at the time of termination); provided, however, that any participant may elect by notice to the Plan Agent in writing in advance of such termination to have the Plan Agent sell part or all of the shares in question and remit the proceeds to such participant, net of any brokerage commissions. All correspondence concerning the Plan should be directed by mail to State Street Bank and Trust Company, P.O. Box 8209, Boston, Massachusetts 02266-8209.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on the 31st day of May, 2001.

                                    RCM Strategic Global Government Fund, Inc.

                                    By: /s/Robert J. Goldstein
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                                        Secretary



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